Exhibit 3.5

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CDSS WIND DOWN INC.

CDSS Wind Down Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST:  That at a meeting of the Board of Directors of the Company a resolution was duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of the Company for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Company be amended by changing the Article thereof numbered “I” so that, as amended, said Article shall be and read as follows:

The name of the corporation is GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC. (the “Corporation”).

SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Company, a special meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Robert Weinstein, its Chief Financial Officers, this 17th day of September, 2010.

CDSS WIND DOWN INC.

By:	/s/ Robert Weinstein
Robert Weinstein
Chief Financial Officer